EXHIBIT 10.92

[Form of Agency Agreements between CTC Media’s
Owned-and-Operated Regional Stations and
Local Subsidiaries of Video International

(English Translation)]

CONTRACT

The City	20

                                                                                                                                        (OGRN                                  ), hereinafter referred to as «the Principal», in the person of                                                                       , acting subject to                                                     , on the one hand,

and                                                                                                                               (OGRN                                        ), hereinafter referred to as «the Agent», in the person of                                                                       , acting subject to                                                     , on the other hand,

jointly referred to as «the Parties», and severally as «the Party», have signed this Contract as follows:

1.     Definitions

For the purpose of this Contract, the definitions and expressions below have the following meanings:

Network Program Block («CT») - means a combined audiovisual production (a product of intellectual activity), daily created by Closed joint-stock company CTC TV (Television Station Network) network in the format of TV program for use by broadcasters participating in the audiovisual product network included in Electronic Mass Media “First Entertainment CTC” (Mass Media Registration Certificate EL No.FS77-23798 of March 20 2006) by way of transfer to broadcasting organization and cable transmission organization (RF Civil Code Article 1330) over the entire territory of the Russian Federation.

Network Program Block («Domashniy») - a combined audiovisual production (a product of intellectual activity) daily created by Closed joint-stock company «New Channel” in the format of TV program for use by broadcasters participating in the audiovisual product network included in Electronic Mass Media “Domashnyi” (Mass Media Registration Certificate EL No. FS77-23799 of March 20, 2006) by way of broadcasting by on-air organization and cable transmission organization (RF Civil Code Article 1330) over the entire territory of the Russian Federation.

Network Program Block («DARIAL TV») — means a combined audiovisual production (a product of intellectual activity), daily created by Closed joint-stock company DARIAL TV in format of TV program for use by broadcasters participating in audiovisual production network included in DARIAL-TV EMM (Registration Certificate EL No. FS77-22443 of November 30, 2005) by way of broadcasting by on-air broadcasting organization (RF Civil Code, Article 1330) and cable transmission organization (RF Civil Code, Article 1330) over the entire territory of the Russian Federation.

Regional Broadcast Window — a length of time within a Network Program Block, during which the Principal may substitute at its discretion the audiovisual productions of the Network Program Block for any other productions.

Advertising - information disseminated by any means, in any form and by any media, addressed to an indefinite audience and aimed at attracting attention to the advertised item, to build or maintain interest in it and promoting it in the market.

Regional Advertising — advertising placed in Network Program Blocks and Regional Broadcast Windows within specially identified time slots, subject to dissemination exclusively within the territory of                                            the Russian Federation.

Federal Advertising — advertising compulsory for inclusion in Network Program Block under network agreement which may not be eliminated from Principal’s air or substituted with other audiovisual products.

Political Advertising — data of political parties, political personalities, socio-political movements or associations, their political initiatives, ideas, undertakings, etc., including data of their leaders and members aimed for an indefinite circle of entities, created with the use of means and devices of advertising, including electoral campaign or referendum canvassing carried on at the time of appointment and holding of elections to public authorities of any level or at the time of appointment and holding of referendum, as well as public polls, information of electors in the period of appointment and conduct of electoral campaign or referendum campaign.

Advertising Commercial — audiovisual product containing advertising material with the footage of up to 120 (one hundred and twenty) seconds inclusive.

Logotype — original design of advertiser’s name used as a symbol of commodity and often representing its trade mark. The above design shall be placed in any frame corner in static or dynamic form.

«Running Letters» - advertising message broadcast within TV programs, between TV programs, in announcements or caption cards by way of superimposing over TV image static and/or dynamic text in the bottom of TV screen.

Sponsor Advertising — advertising disseminated subject to mentioning a certain person as sponsor.

Social Advertising — information addressed to an indefinite circle of persons aimed at charitable or other socially valuable purpose as well as state interests.

Social Advertising shall make no mention of specific brands (models, articles) of goods, trade marks, service marks, or other means of identifying goods, of natural or legal persons, except mention of public authorities, other state bodies, local governments, municipal bodies not included in local government structure, or sponsors.

Cross-Promotion - regional advertising of another Mass Media, regional advertising of organizations carrying on cultural and entertainment events, regional advertising of cultural and entertainment events (including, pop shows, concerts), while the Other Mass Media places the advertising of Principal and/or advertising of Principal’s Internet resources in such Mass Media and/or organizations referred to place Principal’s advertising during respective events, placed in Network Program Blocks or Regional Broadcast Windows within limits not in excess of 7% (seven percent) of the time allocated for regional advertising.

Any other advertising information shall be agreed with the Agent in advance.

Clients - advertisers, other third parties representing the interests of advertisers subject to relevant contracts, ordering advertising placement services from Agent/Principal.

Intermediaries - agents, subagents, brokers, sub-brokers, legal representatives of Agent or, in turn, agents, subagents, brokers, sub-brokers, Agent legal representatives.

Advertising Placement Services — Principal’s placement in Network Program Blocks and Regional Broadcast Windows (EMM “First Entertainment CTC”, “CTC-Barnaul”, “CTC-Ural”, “CTC-Irkutsk”, “TV station Mir”, “Domashny”, “Vecher”, “Domashny. Irkutsk”, “TV Darial”) subject to contracts concluded by and on behalf of the Agent,  but at the cost of Principal, of Regional Advertising in the form of Advertising Commercials or otherwise as determined by Supplementary Agreements to this Contract, including Social Advertising disseminated for charge.

For the purpose of this Contract the notion of Advertising Service does not include Political Advertising.

Reporting Period — one calendar month.

Prime-Time — continuous time intervals with maximum viewing capacity (time period between 18:00 and 24:00 p.m. local time).

Actual Gross Income from Advertising Services in the Reporting Period (Actual Gross Income) includes:

•          sales income from transactions of Regional Advertising placement in Network Program Blocks and Regional Broadcast Windows made by the Agent with Clients for the purpose of this Contract performance, without account for value-added tax;

•          amounts payable to Principal of non-operating income (fines, penalties, or other non-operating income), due to Principal and actually received by Agent or directly by Principal under transactions with Clients made by Agent by way of performing this Contract;

•          amounts payable to Principal of smart money actually received by Agent or directly by Principal under transactions with Clients made by Agent for the purpose of this Contract.

2.     Subject of Contract

2.1. Under this Contract Agent shall for remuneration in its own name but at the cost of Principal perform by Principal’s agency legal or other acts related to sales of services to Clients related to placement of Regional Advertising in Network Program Blocks and Regional Broadcast Windows rendered in the period from 01 January 2011 through 31 December 2015.

2.2. Principal shall pay Agent a fee for performance of legal or other acts referred to in 2.1. of the Contract in amount and order set forth in this Contract.

2.3. During the term of this Contract Principal may enter into a contract effective in the territory of the city                      , the Russian Federation, with a subject similar to that of this Contract, but with CJSC «EvereST-S».

However, Principal may not individually place Advertising in Network Program Blocks and Regional Broadcast Windows, apart from Cross-Promotion or Social Advertising placed at the cost of Principal.

Total advertising time allocated for placement of Cross-Promotion or Social Advertising at the cost of Principal may not in any case exceed 7% (seven percent) of the advertising time offered for Agent-provided advertising (otherwise, the conditions of Cross Promotion and Social Advertising shall be agreed by Agent in advance), may not compromise Agent’s commercial sales and shall be distributed as evenly as possible throughout an airing day (prime time/out of prime time).

If Principal fails to use the right to placement of Cross-Promotion and Social Advertising provided by this clause Principal shall duly notify Agent not later than 14 (fourteen) days prior to the date of proposed air.

2.4. Principal accepts obligations as regards dissemination of Regional Advertising provided by Agent subject to Clients Agreements (made under the terms and conditions of this Contract), within the territory of the city of                                      the Russian Federation.

To facilitate Agent’s services of making Clients Agreements for placement of Regional Advertising within Network Program Blocks and Regional Broadcast Windows, Principal shall guarantee the following amounts of time allocated for placement of Regional Advertising:

not more than           (          ) minutes in an airing day (from         to            ), unless otherwise agreed by the Parties in writing.

The Parties shall take into account and agree that the total scope of advertising within Network Program Blocks and Regional Broadcast Windows aired in the territory of the city of                              the Russian Federation, may not exceed the limits set by the laws of the Russian Federation on advertising, and its allocation shall also take into account Federal Advertising on air which may not be excluded from Network Program Blocks. If placement of Federal and Regional Advertising in full scope in Network Program Blocks and Regional Broadcast Windows may lead to violation of legislative requirements for scope of advertising, the scope of Federal Advertising shall remain fixed, and adjustment shall be made at the cost of the time allocated for Regional Advertising. In such case the Parties agree that such adjustment shall be distributed as evenly as possible throughout the airing day (prime-time/ out-of-prime-time) and, to the extent possible, agreed with Agent.

2.5.. This Contract shall not affect Sponsor Advertising, Political Advertising or Social Advertising disseminated at the cost of Principal. The Parties also agree that including in the Subject of Contract any other type of advertising apart from Advertising Commercial (including without limitation Sponsor Advertising, Logotype, Running Letters, etc.) shall be subject to a special supplementary agreement of the Parties to this Contract.

2.6. Agent’s performance of clauses 4.3., 4.6., 5.2., 8.3. of this Contract is subject to the surety of CJSC “Video International Group of Companies” with subsidiary liability of guarantor. A contract of surety shall be made with such guarantor.

3.     Parties’ Obligations

3.1. Rights and obligations for performance of transactions and agreement of their conditions

3.1.1. Principal grants Agent the right to perform legal or other acts related to the sales of Advertising Placement Services, and Agent makes transactions with Clients for the sales of such services going primarily by the interests of Principal, terms and conditions of this Contract, Principal’s instructions as regards conditions and procedure of calculating the cost of Advertising Placement Services in Clients Agreements as set forth in Appendix 2 to this Contract, and any other appendices and addenda to this Contract.

3.1.2. Agent shall make Clients Agreements on conditions maximally beneficial to Principal.

3.1.3. Agent shall provide for the following terms and conditions in Clients Agreements:

1. Client bears full responsibility for the content and design of Advertising forwarded under this Contract, infringement of copyright and associated rights as regards works and performances incorporated in Advertising. Any property claims, in particular by authors and associated rights owners, as regards Advertising shall be settled by Client at its own cost and of its own accord.

If as a result of placement of Advertising provided by Client Agent and/or Principal are raised claims against by third parties or if Agent and/or Principal suffer adverse effects in the form of material sanctions Client shall indemnify Agent and/or Principal for all losses incurred in connection with such irregularity.

2. Agent (Principal) may deny placement of Advertising on days of mourning announced both in the entire territory of the Russian Federation and in the territory of Regional Advertising dissemination , on days announced by Principal as free of advertising, on days of scheduled maintenance conducted by Principal and/or third parties, or may reject and deny placement of advertising which is contrary to creative, artistic or moral concepts of Principal’s editorial policy or applicable laws of the Russian Federation.

3. In making Clients Agreements with Agent Client shall guarantee that advertising materials made available and placed under this Contract are not canvassing in the sense of

Federal Law No. 67-FZ of June 12, 2002 «On key guarantees of electoral rights and right to participation in referendum of citizens of the Russian Federation».

If advertised natural person or electoral association (political party, political party’s structural division, public organization, public movement) becomes participant of electoral process (i.e., in the period of electoral campaign held in the territory of the Russian Federation a natural entity acquires a status of candidate, election agent, authorized representative on financial issues of a candidate or electoral association/block, and such electoral association notifies respective electoral commission of nomination of candidates/list of candidates or accedes an electoral block), or if a person joining electoral process (candidates, members or authorized representatives of an initiative group for referendum or another group of referendum participants) are institutors, owners and/or members of the steering body of an advertised legal entity, if the advertising material uses the names or images of such persons, Client shall forthwith report such circumstances to Agent attaching required documents, following which the agreement concluded is subject to termination to the extent of services related to placement of respective advertising materials, and such advertising materials shall be taken off air within 2 (two) business days of notice.

If advertising supplied by Client to Agent for placement contains images or reference to natural persons or electoral associations that might joint electoral campaign during respective elections (or Agent has sufficient ground to believe that such persons will join electoral campaign) or contains any other information that might be qualified as breach of RF electoral legislation, then within 1 (one) business day of official publication of decision on appointment of respective election in the territory within which advertising under this Contract is disseminated, Client shall provide to Agent a written confirmation to guarantee that the natural person or electoral association one or another way mentioned or demonstrated in advertising materials will not take part in elections in question.

Unless such written confirmation is supplied, provision of advertising services within the agreement terminates, and the agreement is subject to termination while the advertising materials may not be aired by Principal.

In termination of respective transaction for the above reason Client shall pay to Agent the cost of advertising placement services rendered as of termination.

4.             Client shall in due course provide Agent with duly authenticated license copies if advertised activities are subject to licensing, and compliance certificates or compliance confirmation certificates if goods (services) advertised are subject to compulsory certification or any other mandatory confirmation of compliance with the requirements of technical regulations, or certificate of state registration if advertised goods are subject to state registration.

Client shall at Agent’s request provide within two days documentary confirmation of reliability of data contained in advertising.

5. Clients Agreements shall contain a clause of unilateral termination of agreements by Agent with a notice to Clients of not more than 30 (thirty) days to the proposed agreement termination date.

6. If Client’s cash comes in two or more installments rather than a lump sum Agent shall account for incoming cash primarily as clearance by Customer for outstanding services rendered (if any); after repayment of outstanding debt in full incoming cash is accounted for as payment for services rendered in the reporting month; henceforth, following complete repayment for services rendered in the reporting month incoming cash is accounted for as down-payment for services to be provided in the following month.

7. Client shall pay for Advertising Placement Services in time referred to in Agent’s invoice for such services.

8. Liability of Agent (and, consequently, of Principal) for violating the order of placement and/or dissemination of advertising may not exceed the cost of double placement of respective Regional Advertising at similar time (in equivalent TV program) or double cost of such advertising placement.

3.1.4. Agent has all rights and bears all liabilities under Clients Agreements concluded within the framework of agency performance, notwithstanding Principal being mentioned in the agreement and entering into direct relationships with clients.

3.1.5. For the purpose of performing this Contract, Agent may attract third persons while retaining liability for the operations of such third persons towards Principal, while the costs of the services of such third persons shall be paid by Agent from the amount of its agency fee due under the terms and conditions of this Contract (however, performing as subagent may only be Agent’s subsidiary or parent company. Otherwise, subagent’s nomination is subject to mandatory written endorsement by Principal).

3.1.6. Principal shall preliminary inform Agent of transactions for advertising placement services and placement of Cross-Promotion and Social Advertising, placed at the expense of Principal, not later than two weeks prior before the commencement of the following month in which such placement will take place in particular, by introducing respective information in the TV Advertising Placement Comprehensive Management System (hereinafter, “VIMB”).

3.1.7. The Parties agree that in performance of Principal’s agency Agent may sell the services of placing Regional Advertising through both making separate transactions (agreements) with clients only for the services of placing Regional Advertising by Principal in Network Program Blocks and Regional Broadcast Windows in the territory of Regional Advertising dissemination, and through general transactions (agreements) for rendering Client the services of advertising placement by other persons in Network Program Blocks and Regional Broadcast Windows of EMM “First Entertainment CTC”, “CTC-Barnaul”, “CTC-Ural”, “CTC-Irkutsk”, “TV station Mir”, “Domashny”, “Vecher”, “Domashny. Irkutsk”, “TV Darial” (except for advertising placement in Network Program Blocks and Regional Broadcast Windows in Moscow and Moscow region) and Principal has no objections against such way/option of selling its services. Agent notifies Principal of selling services by way of «package sales» by placing respective information in Agent’s report.

The above general transactions (agreements) are concluded on the basis of Agent’s performance of commission for the benefit of Principal on conditions most favorable for it, based on objective conditions (state of advertising market; demand and supply in the market of advertising placement on the air of TV broadcasting companies; scopes or other TV advertising limitations imposed by laws; technical capacities of Principal or other broadcasters in respective territories, changes of such technical capacities; number of market players (market sectors) and their media activity; advertisers’ requirements; peculiarities of advertiser media planning, period of appropriation and disbursement of advertising budget, seasonal factor; amount of advertiser’s advertising budget including the budget planned for placement in all TV channels of respective city and specifically on the air of Principal; behavior of advertiser’s competitors in advertising policy (sum of budgets, placement periods, choice of advertising carriers and media) and other factors).

3.1.8. Agent shall submit to Principal reports on performance of Principal’s agency as provided by 4.17. hereof.

3.1.9. Agent shall make no illegal payments or grant any cash amounts or any valuables directly or indirectly at the cost of any amounts received by way of performance of this Contract (from agent’s fee):

(a) to any official of any public authority in order to influence such person or urge him to influence adoption/content of any legal act or decision of any public authority or any of its institutions or divisions; or

(b) to any political party, its official or candidate to a political post in order to influence any official decision of such party, official or candidate, or to urge such party, official or candidate to exert its influence in order to impact any act or decision of government, its institution or division, except as may be permitted by any legal requirement; or

(c) to any official of any legal entity Agent collaborates with in the process of its business operations in order to influence any act or decision of such legal entity towards assisting Agent in acquisition or retaining of business or transfer of business to Agent.

3.2 Principal’s obligations by way of information on viewing grid and advertising placement in Network Program Blocks and Regional Broadcast Windows.

Principal shall:

3.2.1. Timely provide Agent with information required to perform transactions with Clients. Within three days of signing this Contract provide Agent with prospective Viewing Grid (schedule of Network Program Blocks and Regional Broadcast Windows programs) for the first quarter of 2011, and henceforth provide Agent with prospective Viewing Grid within shortest possible time after its generation.

The prospective Viewing Grid provided by Principal to Agent shall set forth a schedule of time slots for placement of Regional Advertising under transactions executed by Agent both in Network Program Blocks programs and Regional Broadcast Windows, and of time slots allocated for dissemination of Social Advertising placed at the cost of Principal, and Cross-Promotion.

Advertising in the form of superimpositions (Logotype, «Running Letters», etc.) may only be placed in the TV programs in which advertising may be placed under the laws of the Russian Federation and in respect of which the Parties have made a supplementary agreement to this Contract on possibility of placing such type of advertising.

Prospective Viewing Grid is provided in electronic format and in hard copy signed by Principal’s authorized person, affixed Principal’s authentic seal.

Principal shall provide Current Viewing Grid (Network Program Blocks and Regional Broadcast Windows programs) to Agent for each calendar week not later than 7 (seven) calendar days before the start of respective calendar week.

3.2.2. Amendments to Current Viewing Grid may be incorporated subject to Agent being duly notified on current basis at least 2 (two) business days before enactment of amendments (if amendments are enacted within or immediately after national holidays (non-business days) — at least 3 (three) calendar days before the first non-business day).

Advance notice to Agent may only be withheld if such amendments are introduced urgently for reasons of events of state significance as determined by Principal’s editorial policy when Agent’s advance notification of such amendments was impossible for objective reasons.

The above amendments do not constitute Principal’s default of obligations adopted subject to the Contract, reason for its termination or ground for holding Principal liable.

Principal shall forthwith on the day of amendment incorporation, and if the amendment is made on non-business day — within the next business day notify Agent in writing of such amendment of the Current Viewing Grid.

Notice shall be forwarded to Agent at the e-mail address:                       . Principal’s obligation as regards Agent’s notification of amendments urgently incorporated in the Schedule is deemed complied with as of the date of notice receipt by Agent.

If such amendments incorporated urgently have resulted in the fact that any Client Advertising was not placed in Network Program Blocks and Regional Broadcast Windows advertising placement services shall be compensated to clients by placing the advertising that failed to be placed in Network Program Blocks and Regional Broadcast Windows at similar time in similar (equivalent) programs during the forthcoming days or, by agreement of the Parties, at another time in other programs (if Client waives advertising placement at another time in other programs Principal shall refund the value of respective Advertising Placement Services if such placement has already been paid for).

3.3. Parties’ obligations and rights as regards acceptance, editing and airing of Advertising.

3.3.1. Agent shall accept video recording of Regional Advertising from Clients.

Agent shall accept from Clients, verify proper execution of and keep certificates of using in advertising works of Russian or foreign authors, provided by Clients. Agent shall provide Principal with information obtained from Clients as regards using in advertising works of Russian or foreign authors not later than 4 (four) calendar days before air or within another time agreed by the Parties. Agent shall provide Principal with information as regards using in advertising works of Russian or foreign authors obtained from Clients in a form agreed by the Parties in Appendix 3 to this Contract in hard copy or in soft format (CD/DVD) in Excel. The above information may by agreement of the Parties be also placed by Agent in ACCPT in such format.

Agent shall accept from Clients and at Principal’s request provide it with duly authenticated copies of required state registration certificates, certificates and/or respective licenses within 2 (two) business days.

If Agent provides Principal with advertising materials without the above documents Principal is not obliged to place such materials in Network Program Blocks and/or Regional Broadcast Windows.

Agent shall keep such documents in one package with placement schedules.

3.3.2. Agent shall provide to Principal or persons it appointed (organizations rendering Principal services of dissemination of electronic mass media programs in respective region) at the location of advertising campaign (respective RF town/region) Advertising received from Clients for placement in Network Program Blocks and Regional Broadcast Windows no later than 24 (twenty four) hours before the air (if another term is not additionally agreed by the parties via telephone or fax communications, including on holidays or pre-holidays days).

Advertising shall be made available to Principal or persons referred to in this Contract sub-clause in PAL format with dubbed sound and time code indication on Betacam SP or DIVICAM cassettes (hereinafter “Cassettes”), in PAL or other formats and on other video carriers agreed by the Parties in advance.

3.3.3. Agent may independently, without Principal’ approval, decline Clients’ Advertising if it does not conform to RF laws and/or Principal’s specifications.

3.3.3.1. If in doubt as to dissemination of controversial Advertising (Advertising whose inconformity to applicable RF laws is disputed by Client) or as to Advertising conformity to creative, artistic and/or moral concepts of Principal’s editorial policy, Agent may forward a request to Principal with supplement of Advertising materials for the latter’s decision. If Agent requests Principal’s opinion on the issue of controversial Advertising dissemination Agent shall also attach documents to confirm the claimed status of the advertised object as well as authenticity of other information referred to in Advertising.

The Parties have agreed that Agent’s request, Advertising materials subject to request of Principal’s opinion, and in the above case — supporting documents to Advertising may be forwarded to Principal through VIMB or in electronic format at Principal’s e-mail address:                         .

If Principal’s e-mail address above is changed Principal shall notify Agent of proposed change not later than 3 (three) business days in advance of the effective date of respective change. In such case Principal shall within same time provide Agent with new e-mail addresses.

As necessary, Agent’s request shall be backed up with a written request forwarded to Principal with a courier.

3.3.3.2. Agent’s request shall contain reference to specific points in advertising materials raising doubt, and in case of controversial Advertising also reference to RF applicable legislation regulations which, in Agent’s opinion, will be violated in case of dissemination of Advertising provided to Principal in Network Program Block.

3.3.3.3. Principal shall urgently review such request and give a motivated response not later than 5 (five) business days before the air of such controversial Advertising under condition that the request from the Agent is received not later than 7 (seven) business days prior the air of such controversial Advertising. In other case the term for Principal’s answer to the request of the Agent, mentioned herein shall be accordingly prolonged.

The date of receipt of Agent request by Principal shall be the day of Agent’s request dispatch with respective materials through VIMB or by e-mail in electronic format.

In reviewing controversial Advertising request or in the lack of required documents Principal may request Agent for documents required for Principal’s decision making, and Agent shall provide electronic copies of respective documents by means referred to in 3.3.3.1. hereof.

3.3.3.4. Response to Agent’s request shall be forwarded by Principal through VIMB or in electronic format by e-mail at Agent’s following address:                               .

If Agent’s e-mail above is changed Agent shall notify Principal of proposed change not later than 3 (three) business days in advance of the effective date of respective change. In such case Agent shall advise Principal of its new e-mail.

As necessary, Principal’s response shall be backed up with a written message forwarded to Agent with a courier.

In such case, the date of receipt of request response by Agent shall be the day of Agent’s receipt of Principal’s response through VIMB or by e-mail in electronic format.

3.3.4. Principal may reject Advertising for placement if its specifications do not meet Principal’s requirements for such video products, creative, artistic or moral concepts of Principal’s program policy, or if advertising content and/or design does not conform to requirements of Russian laws, or on days declared by Principal’s order free of advertising, days of scheduled maintenance by Principal and/or third persons, days of mourning declared either in the entire territory of the Russian Federation or in the territory of Regional Advertising dissemination.

Principal shall forthwith within 1 business day advise Agent of Advertising rejection for above reasons and suggest replacing the rejected Advertising or adjusting it to the requirements of Principal and/or laws of the Russian Federation.

If Principal rejects advertising for placement on days declared by Principal’s order free of advertising or days of scheduled maintenance by Principal and/or third persons, advertising placement services shall be compensated to clients by placing the advertising that failed to be placed in Network Program Blocks and Regional Broadcast Windows at similar time in similar (equivalent) programs during the forthcoming days or, by agreement of the Parties, at another time in other programs (if Client waives advertising placement at another time in other programs Principal shall refund the value of respective Advertising Placement Services if such placement has already been paid for). Such failure to place Advertising does not constitute default of Contractual obligations by Principal.

3.4. Parties’ rights and obligations as regards control of Advertising release within Network Program Blocks and Regional Broadcast Windows and delivery of obligations.

3.4.1. The Parties shall take any measures required for control of completeness and regularity of Advertising airing.

Principal shall make complete daily tape recording of Network Program Blocks and Regional Broadcast Windows to the extent of Regional Advertising placement and keep video tape recordings for 1 (one) year of the air date and provide at Agent’s request within 3 (three) business days of respective written request. Video tape recording shall start 3 (three) minutes before the advertising block and end 3 (three) minutes after the advertising block.

Principal shall timely (within 10 (ten) business days of Agent’ written request) provide Agent with airing statements to confirm Regional Advertising placement in Network Program Blocks and Regional Broadcast Windows.

3.4.2. In the emergence of contingent or other circumstances preventing performance of advertising placement service agreement Agent shall forthwith duly notify Principal.

If Client defaults a transaction Agent shall assign rights under such transaction to Principal at its request subject to claim assignment rules.

3.4.3. Principal shall inform Agent about any disruptions occurring in Regional Advertising placement. Such notice shall be provided to Agent within 24 (twenty four) hours of the time when such Advertising should have come on air in Network Program Blocks or Regional Broadcast Windows subject to an approved placement schedule, or if disruption in Regional Advertising placement occurred on a non-business day, - on the first business day following such disruption.

3.4.4. If Principal defaults its obligations as regards Advertising placement (Advertising was not placed in Network Program Blocks or Regional Broadcast Windows or time or succession of Regional Advertising air was changed, or was aired in poor quality — without sound, with distortions, with disruptions of advertising footage, content or version, etc.), Principal shall at Agent’s request meet third persons’ claims to Agent under concluded agreements. If as a result of Principal’s default of its obligations Agent incurs expenses related to Clients’ claims Principal shall at Agent’s request indemnify the latter for documentarily confirmed expenses (within limits provided in sub-clause 8, clause 3.1.3., of this Contract).

The Parties agree that liability provided by paragraph one of this clause does not apply if irregularities result from extraordinary alteration of Viewing Grid for reasons referred to in paragraph two, clause 3.2.2., of this Contract.

4. Agent’s fee. Procedure of settlement and submission of calculation and reporting documents.

Agent’s fee:

4.1. Agent’s fee for performance of legal or other acts amounts to 12% (twelve per cent) of actual gross income in particular reporting period including VAT at a rate provided by applicable RF laws.

In determining Agent’s fee for settlement of transactions with non-resident clients in US$ the amount of fee for each reporting period is calculated in RUR at an RF CB exchange rate prevailing at the last date of the reporting period.

Agent acquires the right to remuneration as of actual provision of Advertising Placement Services in the Reporting Period.

Payment of Agent’s fee is effected in the order set forth, respectively, in 4.3. — 4.11. of this Contract.

Agent’s fee in the form of percentage rate of Actual Gross Income referred to in this clause is a base fee. The Parties have agreed on a possibility of annual revision of the amount of Agent’s fee in respect of next year(s) of this Contract’s term by way of reducing the identified base rate to a value determined with agreement of the Parties at the beginning of respective calendar year. In such case the Parties have agreed that in case of base rate revision as provided above its value may nor be below 10% (ten per cent).

Procedure of settlements:

4.2. The value of Advertising Placement Services in Agent’s Clients Agreements is set:

• under agreements with clients resident in RF and non-resident clients making payments in Russian Rubles, - in Russian Rubles;

• under agreements with non-resident clients making payments in currencies other than Russian Rubles, - in US$.

Advertising Placement Services under transactions with Clients are subject to value-added tax in accordance with the applicable laws of the Russian Federation.

4.3. Payment under Agent’s Clients Agreements in Russian Rubles is effected as follows:

4.3.1. Payment under Agent’s Clients Agreements in Russian Rubles is credited to Agent’s settlement account.

Within 5 (five) banking days Agent shall remit funds received under Clients Agreements to Principal subject to clauses 4.5, 4.7 and 4.8 of this Contract. Such period of time starts to accrue from the time of Agent’s receipt of a supplement to a bank statement confirming the fact of crediting funds to Agent’s settlement account.

If transaction with Client is made through intermediaries all funds received under Clients Agreements shall within 10 (ten) banking days of funds receipt from Client (crediting to intermediary’s settlement account) be remitted to Principal (subject to 4.5, 4.7 and 4.8 of this Contract).

In making a transaction (agreement) with Client for Regional Advertising Placement Services in package on the air of several TV channels (several network member broadcasters) subject to 3.1.7. of this Contract, remittance of funds by Agent to Principal received from Clients in payment for services rendered shall be effected within 10 (ten) days of the respective reporting period end.

In case of any problem related to unequivocal identification of funds as payments remitted in connection with the Parties’ performance of obligations under this Contract the above deadline for remittance of funds under this Contract may be extended to 30 (thirty) days.

If Client’s funds come in two or more installments rather than a lump sum Agent shall account for such proceeds primarily as clearance by Client for outstanding services rendered (if any); after repayment of outstanding debt in full proceeds are accounted for as payment for services rendered in the reporting month; henceforth, following complete repayment for services rendered in the reporting month cash proceeds are accounted for as down-payment for services to be provided in the following month. Such procedure of accounting for proceeds from Clients shall be provided by conditions of respective agreements made by Agent with Clients.

4.4. Agent may (subject to a notice to Principal) direct Client with a payment order to make payment in Russian Rubles under Agent’s agreement with Client directly to Principal’s settlement account.

4.5. If Client or Principal before or in the process of rendering Advertising Placement Services unilaterally waives the service agreement in full or in any part, or other conditions emerge that require return of funds to the settlement or transit foreign currency account of Client, Agent may remit funds to Clients in Russian Rubles to be refunded to the latter subject to agreements with them, including from funds credited to Agent’s accounts by other Clients for the benefit of Principal but still non-remitted to Principal’s settlement account. If the entire value of agreement or payment is to be refunded the funds shall be returned to Client in Russian Rubles in the full amount received. In case of partial refund the Ruble amount is calculated in proportion to the reduction of the value of agreement or payment. Agent shall notify Principal of such remittance within 3 days.

In insufficiency or lack of funds due to Principal in Agent’s settlement account, required for refund of Client, Principal shall within ten days of Principal’s receipt of Agent’s letter demanding refund shall remit required amount in full to the settlement account of Agent (or respective client subject to Agent’s payment order).

If earlier received funds in foreign currency are to be refunded to Client under a Client agreement:

• if funds were remitted by Agent to Principal, Principal shall within ten days remit the amount to be refunded to the non-resident client in respective foreign currency to Agent’s transit foreign currency account, and Agent shall in turn refund funds received to respective client. Such ten-days period starts running from Principal’s receipt of Agent’s letter demanding refund, confirmed by respective documents drawn up with the non-resident client;

• if funds are not remitted to Principal and are still in Agent’s transit foreign currency account, the latter shall remit the amount to be refunded in respective foreign currency to respective client.

4.6. Payments in US$ under agreements with non-resident clients are credited to Agent’s transit foreign currency account.

Within 4 (four) banking days Agent shall remit received funds in full to Principal’s transit foreign currency account. Such four-days period starts running from Agent’s receipt of supplement to bank statement confirming crediting of funds to Agent’s account.

The Parties have agreed that if in specific circumstances (lack of transit currency account, stipulations of Russian laws, etc.) no settlements in accordance with the procedure set forth herein above are possible, Principal may hereby commission Agent to sell the full amount of currency funds due to Principal, received from clients, for the national currency of the Russian Federation (Russian Rubles).

Agent shall within 3 (three) banking days of selling foreign currency funds remit all the cash so recovered in Russian Rubles to Principal’s account (with regard for the requirements set forth in 4.8. hereof).

In remittance of funds Agent shall forward a copy of money order to Principal.

4.7. If Principal failed to remit the amount due to refund to a non-resident client in US$ to Agent’s transit foreign currency account within ten days, Agent have the right to retain cash proceeds from other Clients in Russian Rubles, use them to buy foreign currency (US$) in amounts required to refund the cash to Client and return (remit) the full amount due to the account of the non-resident client.

4.8. Agent in consideration of 4.1. of  this Contract may retain the following amounts in its settlement account fee:

• 12% of difference between funds credited in Russian Rubles to settlement accounts of Agent/intermediaries for the benefit of Principal and/or Principal’s settlement accounts, and funds refunded by Agent/intermediaries and/or Principal to Clients’ accounts under agreements with the latter, and

• 12% of difference between the Ruble equivalent of the US$ amount credited to transit foreign currency accounts of Agent/intermediary for the benefit of Principal under agreements with non-resident clients and the Ruble equivalent of US$ amount that Principal and/or Agent/intermediary refunded to non-resident clients in foreign currency under agreements with the latter. Ruble equivalent of US $ amount is calculated at RF CB exchange rate prevailing at the date of crediting non-resident client funds to the transit foreign currency account of Agent/intermediary.

Any amounts retained by Agent in its settlement account, except for amounts due for refund to Clients’ accounts under the conditions of agreements with them, or in other cases directly agreed by the Parties constitute a down payment disbursed to Agent against its fee.

4.9. Settlements between Parties are effected daily subject to proceeds from Clients.

At remittance Agent shall forward a copy of payment order to Principal. The date of write-down of funds from the payee’s account as confirmed by a bank statement shall be regarded as the date of settlement between the Parties under this Contract.

Agent may daily make withholdings in payment of Agent’s fee. If any amount retained in Agent’s settlement account exceeds the amount of agency fee due to Agent for the reporting period the excess amount is offset in down-payment of the agency fee in settlements for future periods.

4.10. A Client shall pay services on regional advertising placement on time, designated in the Agent’s invoices. The Agent shall have an obligation to include into the agreements with the Clients these provisions.

If on expiration of 90 (Ninety) calendar days of the end of the payment term set in respective Agent’s invoice the rendered services are not paid by Clients in full the Regional Advertising provided by respective client must be taken off air and shall not be accepted for placement until complete repayment of respective Client’s liability.

However, the Parties shall on current basis agree their further activities related to recovery of the amount of liability and late payment penalty from Client.

4.11. The Parties have determined that fee calculated in accordance with the terms and conditions of this Contract and payable to Agent shall also cover any potential Agent’s expenses for performance of its agency including intermediaries’ fees, whereby such Agent’s expenses are not subject to supplementary refund by Principal.

4.12. The Parties hereby set the following special conditions to go by in determining the amount of Agent’s fee under this Contract and performance of settlement conditions:

Not later that 20 December of each year of this Contract term the Parties shall establish the existence of Clients’ bad debts for advertising placement services provided in the current year.

The Parties shall refer to bad debts for rendered advertising placement services Clients’ debtors in advertising placement services rendered with arrears of 180 (one hundred and eighty) or more calendar days from the due date set forth by the respective Client agreement outstanding at 20 December of the current year.

When the Parties establish at the above date the fact of Clients’ bad debts in advertising placement services rendered in the current year the Parties shall reduce Actual Gross Income of  the first month of the following year by the amount of such bad debt. If payments are received from Agent’s clients in payment of the established bad debts the amounts of such payments shall be included in Actual Gross Income of next Reporting Period.

If the above bad debt exists at termination of this Contract the Parties shall negotiate mutual settlement conditions separately laying down agreements reached in a supplementary agreement to this Contract.

Procedure of submission of reporting documents:

4.13. In remittance of funds Agent shall forward to Principal simultaneously with a copy of money order (4.9. of this Contract) a statement in a form approved by the Parties with a detailed break-down of the amount of payment:

a)              amount of payment credited to Agent’s settlement and/or transit foreign currency account under agreements made including value-added tax;

b)             period of time during which advertising placement services shall be rendered for which payment is made;

c)              amount retained by Agent against the agency fee due to Agent under 4.9. of this Contract.

If Principal has any objections against the submitted statement it shall within 10 (ten) calendar days of receipt forward its written objection to Agent. If no objection is submitted the statement is deemed accepted in due time.

4.14. On the expiration of reporting month (before the fifteenth day of the month following the reporting month) the Parties shall make a bilateral Report indicating:

1. Principal’s actual gross income in the reporting period:

a)              amounts of sales proceeds from transactions of regional advertising placement services made by Agent/intermediaries,

b)             amounts of non-operating income (fines, penalties) and/or smart money received by Agent in the reporting month under transactions of regional advertising placement services made by Agent;

2. amount of proceeds to accounts of Agent/intermediaries in the reporting period under agreements made by Agent/intermediaries, including by way of payment for advertising placement services in the reporting, past and future periods;

3. amount of funds remitted or due to be remitted by Agent to clients under agreements made, including VAT;

4. amount of proceeds to accounts of Principal declared in the reporting period under agreements made by Agent/intermediaries, including by way of payment for advertising placement services in the reporting, past and future periods;

5. amount of funds remitted by Principal to clients, including VAT;

6. amount of agency fee due to Agent for the reporting period;

7. amount of funds paid to Agent as agency fee (including those retained by Agent), including in payment for the reporting period, down payment for future period and payment for past periods, including VAT;

8. other information that the Parties may deem appropriate in the Report.

Agent shall supplement the Report with an agency performance statement (hereinafter «Agent’s Statement»).

If Principal has any objections against the submitted Report and/or Agent’s Statement it shall within 5 (five) business days of receipt submit its written objections to Agent. If no objection is submitted within such time the Report and/or Agent’s Statement are deemed accepted and the agency performed.

4.15. Agent shall supplement the Report with an invoice for agency fee.

5. Parties’ Liability

5.1. In default of or improper performance of obligations under this Contract the defaulting Party shall indemnify the other Party for losses inflicted by such default or improper performance.

5.2. For arrears of payment required by this Contract the defaulting Party shall pay interest at 0.04% (point zero four percent) of the arrears for each day overdue but not more than 10% (ten percent) of delayed amount.

5.3. In case the Principal fails to notify the Agent on conclusion of cross-promotion and social advertising placed at the expenses of Principal on time stipulated in section 3.1.6 of the Contract, the Agent has the right to use the resource (sec. 2.3 of the Contract) for regional advertising placement, that was assigned for such cross-promotion and social advertising placement.

5.4. In Principal’s default or improper performance of Advertising placement obligations (3.4.4. of this Contract) Principal shall subject to the terms and conditions of agreement between Client and Agent/intermediary pay indemnity in the amount of defaulted obligation, i.e., make additional placement of client’s advertising in the amount which in no case exceeds the amount of unplaced or improperly placed advertising or refund the value of such defaulted placement.

The Parties agree that liability provided in paragraph one of this clause does not apply if the default is a consequence of extraordinary alteration of Viewing Grid for reasons referred to in 3.2.2. hereof.

5.5. Agent is liable for validity of agreements it made by Principal’s agency.

Principal is not liable for failure to place advertising in Network Program Block or Regional Broadcast Windows through Agent’s fault. If conditions of Advertising placement are defaulted through improper performance of obligations adopted under this Contract by Agent it shall individually settle all Clients’ claims, indemnify Principal for possible damages (lost profit) and may not burden Principal with obligations adopted by Agent towards Clients under such agreements.

5.6. If through Agent’s fault, as a result of default of improper performance of its obligations under this Contract, against Principal:

• ruling on imposition of fine is passed by the Federal Antitrust Service of Russia (Administration of Federal Antitrust Service of Russia) or another authorized public authority;

• a court order res judicata is passed for Principal’s material liability,

Agent shall pay indemnity for the amount of adjudicated material liability. Payment is made subject to Principal’s written demand with attachment of duly authenticated copies of above documents.

5.7. Fines payable under this clause of the Contract are paid by the defaulting Party in extrajudiciary procedure on the sole ground of the latter’s receipt of the other Party’s demand and invoice. Payment shall be effected within 15 (fifteen) days of producing respective invoice.

6. Circumstances of force majeure

6.1. The Parties are relieved of liability for default of or improper performance of obligations under this Contract if proper performance proves impossible as a result of circumstances of force majeure, i.e., circumstances extraordinary and imminent in present conditions, such as: Acts of God, fire, military activities, revolutions, strikes, change of laws, adoption of mandatory legal acts of RF or territory of Regional Advertising dissemination, unscheduled media addresses by State figures (President, Chairman of Government, Chairman of Council of Federation and Chairman of State Duma of the Federal Assembly (Supreme Legislative Body) of the Russian Federation or other circumstances beyond the Parties’ will.

6.2. A Party prevented from performance of its obligations under this Contract shall advise the other Party of the onset and termination of such circumstances forthwith within 5 (five) business days. In such case Parties’ representatives shall as soon as possible hold consultations and agree upon measures to be taken by the Parties.

The onset of such circumstances and their duration shall be confirmed by documents issued by respective authorities or organizations.

6.3. Failure to advise or late advice of the onset of such circumstances deprives a defaulting Party of the right to invoke any of such circumstances as a ground relieving it of liability for default of obligations.

6.4. If Advertising was not released in Network Program Blocks or Regional Broadcast Windows due to the onset of above circumstances Principal by agreement with Agent shall place unreleased Advertising at similar time in similar programs, and if such placement is impossible shall refund to Clients amounts prepaid for Regional Advertising unreleased in Network Program Blocks or Regional Broadcast Windows.

7. Settlement of disputes

7.1. Any differences or disputes as might arise out of this Contract or in connection with it shall be possibly settled through negotiations between the Parties.

7.2. If the Parties fail to reach an agreement the dispute shall be referred to the Moscow Arbitration Court.

8. Term of Contract

8.1. This Contract comes into force as of signing and is in effect to 06.00 a.m. (Moscow time) of 01 January 2016 inclusive (including all TV programs of New Year’s night).

8.2. Unless otherwise provided herein this Contract may be terminated early in the following cases:

8.2.1. By mutual agreement of the Parties expressed in writing, sealed and signed by the Parties.

8.2.2. Unilaterally by any of the Parties effective 01 of January of the respective year, subject to advance notice received by the other Party not later than 180 (one hundred and eighty) calendar days before the effective termination date. Registered mail with return receipt requested shall be proper form of such notice service.

8.2.3. If the terminating Party defaults the conditions of termination referred to in 8.2.2 above, such Party shall pay the other Party a forfeit at the rate of 12% of the amount of Actual Gross Income for the 6 (six) full calendar months directly preceding the month of unilateral Contract termination, if other is not agreed by the parties in written according to sec. 4.1 of the Contract.

Payment of the above amount is effected by respective Party within 30 (thirty) days of forwarding respective demand (in particular, invoice) to the other Party.

In case of early termination of the Contract as provided above, the Parties’ obligations under the Contract cease following meeting the conditions of settlement and payment of all penalties imposed under the terms and conditions of this Contract.

8.3. If at the date of early termination notice receipt ( 8.2.2., 8.2.3., 8.2.4. hereof) Agent has under this Contract concluded agreements with Clients for Regional Advertising placement, and final placement of such Regional Advertising is envisaged after the early termination date of this Contract, Agent shall within 10 (ten) business days provide Principal with a list of Clients’ Agreements which will remain valid at the early termination date of this Contract, with reference to substantial conditions of such agreements: counterpart; period of services under agreement; value of services under agreement (total and value of services to be rendered after the early termination date of this Contract).

Principal shall within 10 (ten) business days of receipt of such list advise Agent which of these Clients Agreements shall be terminated by Agent with respective notice to the Client. If under the agreements to be terminated by Agent Clients have effected down payments Principal shall within the same time (10 (ten) business days of receipt of such list from Agent) remit to Agent’s settlement/transit foreign currency account the amount of down payment due for refund to Client.

Under other agreements obligations under which will nor have been fully performed at the early termination date of this Contract Agent shall assign to Principal in full all rights and obligations under Clients Agreements made by Agent.

8.4. On expiration of this Contract it may be extended by agreement of the Parties executed in writing, signed and sealed by the Parties.

9. Form of notice under the Contract

9.1. Unless otherwise provided by this Contract, the Parties will forward statements, notices or queries to one another to agreed addresses, fax and telephone numbers, with courier, backed up by fax or e-mail. Statement, notice or request will be deemed served:

• if served by courier — on the day of delivery;

• if served by fax - on the day of delivery if in regular business hours;

• if served by e-mail - on the day of delivery if in regular business hours and delivery notice was received.

9.2. Unless otherwise provided in this Contract all Agent’s queries addressed to Principal or Principal’s queries to Agent shall be reviewed by respective Party within 2 (two) business days following service of such query, and response shall within the same time be dispatched in writing (by fax, e-mail or with courier).

In case the answer is not received timely (the other Party doesn’t respond) the other party has the right to:

•                  if the request contained the question that shall be replied by “yes” or “no”, not responding party is deemed to answer “yes”.

•                  If the request contained the proposal to the other party to give its comments on any disputable issue, not responding is deemed to be a consent of such not responding party with the proposal of the other party.

Actions of the Party made under this clause are deemed finished in accordance with this contract without exceeding such party’s capacity and in case of any adverse effect caused by actions of such party it shall not be liable only in case it had received a delivery notice on the day the request was sent to the non responding party.

10. Final clauses

10.1. This Contract is executed and signed in two equally authentic counterparts, one for each Party.

10.2. Any statements, amendments or addenda to this Contract are only valid if executed in writing, signed and sealed by authorized representatives of the Parties.

10.3. Any addenda or appendices to this Contract constitute its integral part.

10.4. Unilateral abrogation or unilateral alteration of this Contract terms and conditions is not permissible, unless otherwise provided by this Contract.

10.5. Reorganization, change of form of ownership, makeup of shareholders and or makeup of executive bodies (sole and/or collegiate) of the Parties are no ground for termination and/or alteration of the terms and conditions set forth in this Contract.

10.6. All terms and conditions of this Contract are confidential.

Either Party shall take any measures required to prevent familiarization with this Contract of third Parties without consent of the other Party.

At request of public authorities (law enforcement, tax authorities, etc.) either Party may familiarize them with the content of this Contract without advance consent of the other Party.

If either Party defaults the provisions of this clause such Party will be liable for damages inflicted on the other Party.

10.7. Titles of clauses in this Contract are only used for convenience and neither limit nor extend the provisions of this Contract.

10.8. The Parties shall forthwith notify each other in writing about any changes of form of business, address, banking or other details.

11. Legal, actual addresses, banking details and signatures of Parties:

Principal:	Agent:
Actual address:	Actual address:

( )LS	( )LS

APPENDIX 1

To Contract No.                        of                    20

(hereinafter - «the Contract»)

The City	20

                                                                                                                                             (OGRN                                               ), hereinafter referred to as «the Principal», in the person of                                                                       , acting subject to                                                     , on the one hand,

and                                                                                                                                     (OGRN                                               ), hereinafter referred to as «the Agent», in the person of                                                                       , acting subject to                                                     , on the other hand,

jointly referred to as «the Parties», and severally as «the Party», have signed this Appendix 1 to the Contract as follows:

1.             Within the framework of agency envisaged by terms and conditions of the Contract whereby Agent undertakes to perform subject to Principal’s agency for fee legal or other acts in its own name but at the cost of Principal related to selling of advertising placement services to clients, provided by Principal from 01 January 2011 to 31 December 2015, Agent shall perform the following acts/activities:

1.1.          Provide Principal access (via Internet or modem or a dedicated link) to adapted version of a computer program permitting acts related to planning placement conditions of advertisers’ advertising materials on TV broadcasting channels, and containing regional advertising placement data (hereinafter — “TV Advertising Placement Comprehensive Management System”/ “VIMB”)), and support its operation in required status.

1.2.          In order to put together a commercial offer for clients wishing to order advertising placement services, and to plan and optimize advertising campaigns, calculate prognostic ratings of advertising blocks, broadcasting time slots, etc., their adjustment and calculation of actual ratings, share and other indicators of Principal’s audience in the city                             , the Russian Federation.

Ratings for the purpose of this Appendix imply the audience of an advertising block, time slot, etc. In the city                                                          , the Russian Federation, expressed in percentage of the total potential audience in Moscow and Moscow region. Ratings are calculated on the basis of data provided by CJSC «TNS Gallup Media» for such target audience.

Conduct as is analysis of advertising campaign; reconcile prognostic and actual ratings.

1.3. Perform filling out of VIMB:

1.3.1. Plan advertising campaigns within VIMB:

•                  put together schedules (media planning) of Regional Advertising placement on the air of Principal under transactions made by Agent/intermediaries, including:

• indicate in VIMB running time and version of advertising, name of commodity;

• by Principal’s special instruction, perform media planning in accordance with placement status: fixed and/or floating;

•                  render services of review, adjustment and updating of advertising placement schedules submitted by clients, and transfer final data to VIMB;

•                  perform current adjustment of advertising placement schedules put into VIMB earlier;

•                  render services of placing floating advertising orders for all advertising placement transactions.

1.3.2. Generate and continuously replenish the following catalogues in VIMB:

• catalogue containing a list of clients placing Regional Advertising;

• catalogue containing a list of brand names placed in Regional Advertising blocks.

1.4. Make transactions with clients and plan advertising campaigns on the basis of regulating advertising objects in Regional Broadcast Windows, in particular, depending on classification of advertising materials by commodity class.

In acceptance of advertising from Clients for placement in Network Program Blocks and Regional Broadcast Windows, control compatibility of information contained in advertising and released in respective advertising blocks with Principal’s creative concept.

1.5. Adapt commercials accepted for placement under transactions made by Agent/intermediaries.

1.6. Perform pre-air processing of advertising blocks:

a) control compatibility of advertising materials within a single advertising block in Regional Broadcast Windows;

b) determine possibility of placing social advertising in broadcasting time unfilled with commercial advertising.

1.7. Control the content of advertising materials for conformity to the applicable laws of the Russian Federation, Principal’s technical specifications and editorial policy under transactions made by Agent/intermediaries.

1.8. Deliver videocassettes/video carriers with recording of advertising material, supporting and work documentation accepted from clients to Principal or other persons appointed by Principal.

1.9. Generate and provide to Principal data for broadcasting reports for all advertising campaigns placed on Principal’s air (in Network Program Blocks and Regional Broadcast Windows), except for network advertising campaigns (Federal Advertising), with account for data provided by Independent Monitoring Company.

1.10. As provided in 3.3.1. of the Contract, collect from clients, register, systematize and monthly disclose information about authors of music score, text and video sequences used in commercials placed in Principal’s broadcasting (in Network Program Blocks and Regional Broadcast Windows), except for network advertising campaigns (Federal Advertising) under transactions with Agent/intermediaries.

2. The Parties agree that fee paid by Principal to Agent under the Contract terms fully covers Agent’s expenses of carrying on acts/activities referred to in clause 1 of this Appendix, or other reasonable and commercially justified expenses incurred by Agent in the process of agency performance under the Contract, which are thus subject to no indemnity by Principal.

The Parties may agree on special reimbursement of expenses nor referred to ordinary expenses (incurred by Agent in the process of ordinary business as defined in the previous paragraph of this clause) that may be incurred by Agent in extraordinary unforeseeable cases or situations in performance of agency under the Contract, to the extent only of advance (before actual expenditures) agreement of such expenses by the Parties and subject to justified (supported with required documents) claim by Agent.

3. This Appendix is executed and signed in two equally authentic counterparts, one for each Party.

4. This Appendix comes into force as of signing and constitutes an integral part of the Contract.

Signed and sealed by the Parties:

Principal:	Agent:

( )LS	( )LS

APPENDIX 2

To Contract No.                        of                    20

(hereinafter - «the Contract»)

The City	20

                                                                                                                                             (OGRN                                                   ), hereinafter referred to as «the Principal», in the person of                                                                       , acting subject to                                                     , on the one hand,

and                                                                                                                                    (OGRN                                               ), hereinafter referred to as «the Agent», in the person of                                                                       , acting subject to                                                         , on the other hand,

jointly referred to as «the Parties», and severally as «the Party», have signed this Appendix on principles of costing services related to placement of Advertising in Network Program Blocks and Regional Broadcast Windows in making clients agreements by Agent:

The Parties agree that subject to the audience share rate referred to in 1.3. hereof, Agent shall ensure the sales of Regional Advertising placement services in such a way for the amount of actual gross proceeds from Regional Advertising placement in the form of commercials in Network Program Blocks and Regional Broadcast Windows calculated for the period from 01 January 2011 through 31 December 2011 to make up at least RUR                            (                                                                                                                                            Rubles), including VAT (18%) RUR                         (                                                                               Rubles), subject to the following allocation of planned proceeds by month:

January 2011 — RUR                           (                                                                                                                                            Rubles), including VAT (18%) RUR                         (                                                                               Rubles);

February 2011 — RUR                           (                                                                                                                                            Rubles), including VAT (18%) RUR                         (                                                                               Rubles);

March 2011 — RUR                           (                                                                                                                            Rubles), including VAT (18%) RUR                         (                                                                               Rubles);

April 2011 — RUR                           (                                                                                                                              Rubles), including VAT (18%) RUR                         (                                                                               Rubles);

May 2011 — RUR                           (                                                                                                                                Rubles), including VAT (18%) RUR                         (                                                                               Rubles);

June 2011 RUR                           (                                                                                                                                    Rubles), including VAT (18%) RUR                         (                                                                               Rubles);

July 2011 — RUR                           (                                                                                                                                Rubles), including VAT (18%) RUR                         (                                                                               Rubles);

August 2011 — RUR                           (                                                                                                                           Rubles), including VAT (18%) RUR                         (                                                                               Rubles);

September 2011 — RUR                           (                                                                                                                     Rubles), including VAT (18%) RUR                         (                                                                               Rubles);

October 2011 — RUR                           (                                                                                                                         Rubles), including VAT (18%) RUR                         (                                                                               Rubles);

November 2011 — RUR                           (                                                                                                                     Rubles), including VAT (18%) RUR                         (                                                                               Rubles);

December 2011 — RUR                           (                                                                                                                      Rubles), including VAT (18%) RUR                         (                                                                               Rubles).

In change of objective circumstances or Principal’s advertising capacities, or failure to provide the advertising scopes agreed in the Contract the amounts of proceeds referred to in this Appendix may be revised by agreement of the Parties.

Plan indicators of actual gross proceeds for future periods are defined by the Parties in Supplementary Agreements.

1. The Parties agree upon the key factors to be considered in the contractual value of regional advertising placement services in Network Program Blocks and Regional Broadcast Windows by Agent/intermediaries contracting with Clients.

When making transactions of selling Regional Advertising Placement Services Agent shall go by a complex of technical, sociological and economic indicators that actually determine conditions required to perform services on specific transaction. Reference data for calculating the contractual value of services rendered under specific transaction are identified by Agent by agreement with Client in planning media strategy and include: timing and geographic region of such advertising campaign, Client’s total advertising budget, target audience of advertising materials, Client’s competitor markets and other data necessary for specific advertising campaign.

The Parties have determined that calculation of contractual value of services rendered under specific transaction has a comprehensive, multifunctional nature and takes into account the lack of a versatile natural yardstick for quantification of service scopes.

Pricing of agreement is effected in the process of free expression of will by the Parties with account for service market prices formed by demand and supply at the time of the transaction in respective region and any other specific conditions and circumstances associated with the transaction.

In transacting a Customer agreement Agent shall consider the following factors of contractual valuation of services provided within the framework of such transaction:

1.1. Demand in the market of mass media advertising placement services.

1.1.1. Macroeconomic factors.

•   purchasing capacity of population;

•   aggregate income growth factor per capita of population;

•   change of consumer goods basket value and consumer prices by target group.

a)             expert estimates of the maturity of markets in separate sectors of economy and production (monopoly, polypoly sectors, etc.) and the need of marketing or promotional support of sales,

b)            expert estimates of costs (budgets) of advertisers for marketing services and advertising placement in various mass media, including TV, in past, current and future periods,

c)             number of market players (market sectors) and their media activity.

1.2. Supply in the market of TV broadcasting advertising placement services.

1.2.1. TV companies program policy.

1.2.2. Change of TV companies’ technical capacities:

•                  expansion of population coverage through improved signal quality.

•                  expansion of population coverage through improved power of transmitting devices.

•                  obtaining licenses for new broadcasting frequencies.

1.3. Audience share rate of Electronic mass media «First Entertainment CTC», «CTC-Barnaul», «CTC-Urals», «CTC-Irkutsk», «Mir TV Station», «Domashniy», «Vecher», « Domashniy Irkutsk», «TV Darial» - select as appropriate and the mode of signal propagation of Electronic mass media «First Entertainment CTC», «CTC-Barnaul», «CTC-Urals», «CTC-Irkutsk», «Mir TV Station», «Domashniy», «Vecher», « Domashniy Irkutsk», «TV Darial» - select as appropriate (for the purpose of technical coverage).

The Parties agree that in 2011 average annual audience share shall reach                                                    .

The Parties have agreed that in 2011 average Audience share rate of Electronic mass media «First Entertainment CTC», «CTC-Barnaul», «CTC-Urals», «CTC-Irkutsk», «Mir TV Station», «Domashniy», «Vecher», « Domashniy Irkutsk», «TV Darial» - select as appropriatein the territory of                                 city of Russian Federation                              shall comprise                        .

Anyway, average annual audience share of Electronic mass media «First Entertainment CTC», «CTC-Barnaul», «CTC-Urals», «CTC-Irkutsk», «Mir TV Station», «Domashniy», «Vecher», « Domashniy Irkutsk», «TV Darial» - select as appropriate shall not be much below the average annual audience share indicators of Electronic mass media «First Entertainment CTC», «CTC-Barnaul», «CTC-Urals», «CTC-Irkutsk», «Mir TV Station», «Domashniy», «Vecher», « Domashniy Irkutsk», «TV Darial» - select as appropriate of 2010.

The Parties agree that deviation of average annual audience share indicators of Electronic mass media «First Entertainment CTC», «CTC-Barnaul», «CTC-Urals», «CTC-Irkutsk», «Mir TV Station», «Domashniy», «Vecher», « Domashniy Irkutsk», «TV Darial» - select as appropriate by less than         % is insignificant.

The above audience share indicators will be determined on the basis of data provided by the recognized by the Parties specialized independent sociological research/monitoring company TNS Gallup Media.

Principal will do its best to ensure that throughout the term of this Contract Principal’s programs are disseminated in the Regional Advertising dissemination territory including Regional Advertising provided by Agent placed therein.

1.4. Positioning.

Positioning envisages placement of advertising and information materials in the first, last position or in specific place of an advertising block.

1.5. Fixed placement.

Fixed placement presupposes placement of advertising and information materials in the programs or advertising blocks and on the days selected by Client.

1.6. Floating placement.

Floating placement presupposes placement of advertising and information materials by selecting programs and dates independently of Client with account for predetermined aggregate positions of advertising order.

1.7. Seasonal factors of advertising campaign.

Seasonal fluctuations of demand for advertising and information materials placement services in Network Program Blocks and Regional Broadcast Windows on the part of clients.

1.8. Competitiveness of advertising campaign.

•   provision of Client’s advertising and information materials placement services with regard for the latter’s requirement of no juxtaposition of advertising of competitive goods or producers.

•   placement with regard for requirement for juxtaposition of Client’s advertising and information materials with advertising of specific goods or services in specified programs or advertising blocks.

1.9. Broadcasting region.

Selection of RF regions for placement of Regional Advertising on the basis of specific indicators (number of settlements; total population; income level of population; population having in specific RF region access to programs of Network Program Blocks and Regional Broadcast Windows, and other indicators).

1.10. Advertising in one and the same advertising and information material goods and/or services of several advertisers or several advertising objects.

1.11. Placement of advertising and information materials within programs and in interprogram advertising blocks.

1.12. Placement of advertising and information materials in specific time slots (including, at prime-time).

Prime-time — continuous time slots having maximum viewer appeal.

1.13. Procedure of payment for advertising campaign.

1.14. Social significance of advertising.

Significance of specific advertising campaign and its focus on charitable or other social objectives, and state concerns.

2. Principal directs Agent to form the contractual value of each specific agreement (transaction) of Regional Advertising placement services in Network Program Blocks and Regional Broadcast Windows with account for the above factors which significantly affect the form of services rendered and, consequently, the contractual value of specific agreement (transaction).

3. This Appendix comes into force as of signing and constitutes an integral part of the Contract.

4. This Appendix is executed and signed in two equally authentic counterparts, one for each Party.

Signed and sealed by the Parties:

Principal:	Agent:

( )LS	( )LS

APPENDIX 3

To Contract No.                        of                    20

(hereinafter - «the Contract»)

City	20

                                                                                                                        (OGRN                                               ), hereinafter referred to as «the Principal», in the person of                                                                        , acting subject to                                                      , on the one hand,

and                                                                                                                                    (OGRN                                               ), hereinafter referred to as «the Agent», in the person of                                                                       , acting subject to                                                     , on the other hand,

jointly referred to as «the Parties», and severally as «the Party», have signed this Appendix as follows:

1. Subject to the terms and conditions of the Contract the Parties have agreed upon the following form for submission of information by Agent to Principal on authors of music score, text and video sequences used in commercials disseminated by Principal:

Generic data of copyrights used in commercials disseminated within the Territory of the City                                                   in broadcasts of electronic mass media on                                     in the year                     :

Name of commercial	Name of commercial version	Name of music score used in commercial	Music score author	Duration of music score (min. s.)	Number of demonstrations	Total running time (min.s.) (gr.5 x gr.6)
1	2	3	4	5	6	7

Rules of filling out:

* for works of authors of RF subjects if data is provided in a national language translation into Russian must be given;

* for works of foreign authors data is provided in an original language without abbreviations;

LS		Date
(signature)	(Supervisor position, full name

2. For any other matters the Parties go by the terms and conditions of the Contract.

3. This Appendix is executed and signed in two equally authentic counterparts, one for each Party.

Signed and sealed by the Parties:

Principal:	Agent:

( )LS	( )LS

APPENDIX 4

To Contract No.                        of                    20

(hereinafter - «the Contract»)

The City	20

                                                                                                                                                                                                        (OGRN                                               ), hereinafter referred to as «the Principal», in the person of                                                                       , acting subject to                                                     , on the one hand,

and                                                                                                                                    (OGRN                                               ), hereinafter referred to as «the Agent», in the person of                                                                       , acting subject to                                                     , on the other hand,

jointly referred to as «the Parties», and severally as «the Party», have signed this Appendix as follows:

1. Subject to the terms and conditions of the Contract the Parties have agreed upon the following form of video carriers acceptance report with recordings of advertising materials:

ACCEPTANCE REPORT

under Contract No.                                        of                          201

City	« » 201

                                                                                                                                                                                                 (OGRN                                               ), hereinafter referred to as «the Principal», in the person of                                                                       , acting subject to                                                     , on the one hand,

and                                                                                                                                    (OGRN                                               ), hereinafter referred to as «the Agent», in the person of                                                                       , acting subject to                                                     , on the other hand,

jointly referred to as «the Parties», and severally as «the Party», have made this Report as follows:

Under this Report Agent has transferred and Principal has accepted video carriers in the quantity of                        (                              );                                                                        (required identifiers).

Video carriers meet Principal’s requirements, terms and conditions of the Contract and technical specifications for products of such type.

This Report comes into force as of signing.

This Report is executed in two equally authentic counterparts, one for each Party.

SIGNED AND SEALED BY THE PARTIES

Principal:	Agent:

( )LS	( )LS

2. For any other matters the Parties go by the terms and conditions of the Contract.

3. This Appendix is executed and signed in two equally authentic counterparts, one for each Party.

Signed and sealed by the Parties:

Principal:	Agent:

( )LS	( )LS